Exhibit 99.1

          Benihana Inc. Reports a 9.8% Increase in Second Quarter 2007
                          Comparable Restaurant Sales

                        Total Restaurant Sales Grew 7.9%

     MIAMI--(BUSINESS WIRE)--Oct. 16, 2006--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported a 9.8% increase in company-wide comparable restaurant sales for the twelve-week period ended October 8, 2006. Total restaurant sales increased 7.9% to $58.6 million from $54.3 million during the same quarter last year. During the quarter ended October 8, 2006, Benihana teppanyaki restaurants represented approximately 74% of consolidated restaurant sales while RA Sushi and Haru accounted for 14% and 12% of consolidated restaurant sales, respectively. The year-ago period included approximately $0.5 million in revenue from the Sushi Doraku restaurant concept, which was sold in April 2006. Restaurant sales were negatively impacted by approximately $2.5 million, net during the second quarter of fiscal 2007 because of temporary closures under the Company's renovation program. There were a total of 840 store-operating weeks during the current second fiscal quarter compared with 855 store-operating weeks during last year's second fiscal quarter.

     For the second quarter of fiscal 2007, comparable restaurant sales for the Benihana teppanyaki restaurants increased 9.3%. In addition, comparable restaurant sales rose 12.8% at RA Sushi and 10.3% at Haru, with eight and seven restaurants, respectively in their comparable restaurant base. The Company considers restaurants in operation twelve months or longer to be a part of the comparable restaurant base.

     The strength of our namesake Benihana brand, as well as our RA Sushi and Haru concepts, is clearly evident in these sales results, which are once again far above industry norms. We credit the unique experience we provide our guests, coupled with attractive price points at each of our three Japanese and sushi-themed restaurant concepts, as the primary factors in maintaining this top-line momentum. With regards to our revitalization program, we currently have four renovated Benihana teppanyaki restaurants in operation, and they continue to outpace our expectations, adding further to our confidence in the renovation strategy," said Joel A. Schwartz, President and CEO."

     About Benihana

     Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 76 restaurants nationwide, including 58 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and eleven RA Sushi Bar restaurants. Under development at present are ten restaurants - three Benihana teppanyaki restaurants, one Haru restaurant, and six RA Sushi restaurants. In addition, 17 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.


     CONTACT: Benihana Inc.
              Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
              Integrated Corporate Relations
              Tom Ryan or Raphael Gross, 203-682-8200